Exhibit 99.01

Eastman Announces Third Quarter 2019 Financial Results

KINGSPORT, Tenn., October 24, 2019 - Eastman Chemical Company (NYSE: EMN) announced its third-quarter 2019 financial results.

(In millions, except per share amounts)	3Q2019	3Q2018
Sales revenue	$2,325	$2,547
Earnings before interest and taxes ("EBIT")	367	517
Adjusted EBIT*	369	451
Earnings per diluted share	1.93	2.89
Adjusted earnings per diluted share*	1.94	2.34
Net cash provided by operating activities	416	395
Free cash flow*	306	258

*For non-core and unusual items (including related to the previously reported coal gasification incident) excluded from adjusted earnings and for adjusted provision for income taxes, calculation of free cash flow and of segment adjusted EBIT margins, and reconciliations to reported company and segment earnings and to cash provided by operating activities, see Tables 1, 3A, 3B, 4A, 4B, 5A and 5B.

In the third quarter, global economic conditions worsened as uncertainty related to trade issues escalated and impacted consumer discretionary markets such as transportation and consumer durables, which was somewhat offset by our innovation and market development efforts,” said Mark Costa, Board Chair and CEO. “We continue to make strong progress growing new business revenue from innovation and market development initiatives, particularly in the Advanced Materials segment. In addition, we remain focused on aggressively managing costs. We also delivered strong free cash flow, which is a priority for us in this difficult environment.”

Segment Results 3Q 2019 versus 3Q 2018

Additives & Functional Products - Sales decreased due to lower selling prices, lower sales volume and less favorable product mix, and an unfavorable shift in foreign currency exchange rates. Lower selling prices were primarily due to lower raw material prices, including for care chemicals cost pass-through contracts, and also attributed to increased competitive pressure, particularly in markets for adhesives resins, tire additives, and formic acid products sold into several end markets. The lower sales volume and less favorable product mix was primarily attributed to weaker end-market demand resulting from continuing global trade-related pressures, particularly in transportation and other consumer discretionary markets.

Reported and adjusted EBIT decreased primarily due to less favorable product mix, lower sales volume, increased planned manufacturing site maintenance costs, and an unfavorable shift in foreign currency exchange rates. Lower raw material costs offset lower selling prices.

Advanced Materials - Sales revenue decreased due to slightly lower selling prices and an unfavorable shift in foreign currency exchange rates. Sales volume and product mix were unchanged as our innovation successes offset weakened demand caused by global trade disruptions and reduced global automotive sales. In particular, we delivered strong growth in sales of premium products including Tritan™ copolyester, Saflex™ acoustic interlayers, and paint protection film.

Reported and adjusted EBIT increased primarily due to lower raw material costs, more favorable product mix, and continued cost management, partially offset by increased planned manufacturing site maintenance costs and an unfavorable shift in foreign currency exchange rates.

Chemical Intermediates - Sales revenue decreased due to lower selling prices across the segment and lower sales volume, particularly of intermediates and functional amines products. The lower selling prices were attributed to raw material price declines and increased competitive activity. Lower intermediates sales volume was attributed to increased competitive activity, and lower functional amines sales volume was attributed to weaker demand in agricultural end-markets resulting from wet weather in North America earlier in the year.

Third-quarter 2018 reported EBIT included insurance in excess of costs from the coal gasification incident. Third-quarter 2019 adjusted EBIT included a negative impact of approximately $15 million as a result of a local power disruption, which affected our Longview, Texas, manufacturing site. Adjusted EBIT declined due to increased planned manufacturing site maintenance costs, lower sales volume and lower selling prices partially offset by lower raw material costs. The increased site costs were partially offset by benefits from the recent refinery-grade propylene investment and continued cost management.

Fibers - Sales revenue decreased primarily due to lower acetate flake sales volume to our acetate tow joint venture in China attributed to customer buying patterns, partially offset by sales from the acquired INACSA cellulosic yarn business and increased sales of textile innovation products.

Third-quarter 2018 reported EBIT included insurance in excess of costs from the coal gasification incident. Third-quarter 2019 adjusted EBIT decreased primarily due to inventory recovery in third quarter 2018 as result of the coal gasification incident and less favorable product mix.

Cash Flow

In third quarter 2019, the company generated $416 million of cash from operating activities, free cash flow of $306 million, and returned $160 million to stockholders with $85 million of dividends and $75 million of share repurchases. See Tables 5A and 5B.

The company continues to expect to approach $1.1 billion of free cash flow (cash from operating activities less net capital expenditures) in 2019. Priorities for uses of available cash include payment of the quarterly dividend, repayment of debt, funding targeted growth initiatives and repurchasing shares.

Outlook

Commenting on the outlook for full-year 2019, Costa said: “For the first nine months of the year, we’ve remained focused on what we can control in this difficult business climate. We have increased new business revenue from innovation, particularly in the Advanced Materials segment, as well as continued to aggressively manage costs. However, we have seen business conditions worsen due to global trade uncertainty and other macro factors. As a result, we are now expecting lower sales volume and lower capacity utilization in the fourth quarter. Taking all of this together, assuming the current economic conditions continue, we expect 2019 adjusted EPS to be between $7.00 and $7.20 and free cash flow to approach $1.1 billion.”

The full-year 2019 projected earnings exclude any non-core, unusual, or non-recurring items in the remaining three months of 2019 and assume that the adjusted tax rate detailed in Tables 4A and 4B for first nine months 2019 will be the actual rate for full-year 2019. Our 2019 financial results forecasts do not include non-core items (such as mark-to-market pension and other postretirement benefit gain or loss) or any unusual or non-recurring items, and we accordingly are unable to reconcile projected full-year 2019 earnings excluding non-core and any unusual or non-recurring items to reported GAAP earnings without unreasonable efforts.

Forward-Looking Statements

This news release includes forward-looking statements concerning current expectations and assumptions for future global economic conditions; competitive position and acceptance of specialty products in key markets; mix of products sold; raw material and energy prices and costs, and other costs; and revenue, earnings, and cash flow for full-year 2019. Such expectations and assumptions are based upon certain preliminary information, internal estimates, and management assumptions, expectations, and plans, and are subject to a number of risks and uncertainties inherent in projecting future conditions, events, and results. Actual results could differ materially from expectations and assumptions expressed in the forward-looking statements if one or more of the underlying assumptions or expectations prove to be inaccurate or are unrealized. Important factors that could cause actual results to differ materially from such expectations are and will be detailed in the company's filings with the Securities and Exchange Commission, including the Form 10-Q filed for second quarter 2019 available, and the Form 10-Q to be filed for third quarter 2019 and to be available, on the Eastman web site at www.eastman.com in the Investors, SEC filings section.

Conference Call and Webcast Information

Eastman will host a conference call with industry analysts on Oct. 25, 2019 at 8:00 a.m. ET. To listen to the live webcast of the conference call and view the accompanying slides, go to www.investors.eastman.com, Events & Presentations. The slides to be discussed during the call and webcast will be available at www.investors.eastman.com at approximately 5:00 p.m. ET on Oct. 24, 2019. To listen via telephone, the dial-in number is 323-794-2093, passcode number 2196329. A web replay, a replay in downloadable MP3 format, and the accompanying slides will be available at www.investors.eastman.com, Events & Presentations. A telephone replay will be available continuously from 11:00 a.m. ET, Oct. 25, 2019 to 11:00 a.m. ET, Nov. 4, 2019 at 888-203-1112 or 719-457-0820, passcode 2196329.

Eastman is a global advanced materials and specialty additives company that produces a broad range of products found in items people use every day. With a portfolio of specialty businesses, Eastman works with customers to deliver innovative products and solutions while maintaining a commitment to safety and sustainability. Its market-driven approaches take advantage of world-class technology platforms and leading positions in attractive end-markets such as transportation, building and construction, and consumables. Eastman focuses on creating consistent, superior value for all stakeholders. As a globally diverse company, Eastman serves customers in more than 100 countries and had 2018 revenues of approximately $10 billion. The company is headquartered in Kingsport, Tennessee, USA and employs approximately 14,500 people around the world. For more information, visit www.eastman.com.

# # #
Contacts:

Media:  Tracy Kilgore Addington
423-224-0498 / tracy@eastman.com

Investors:  Greg Riddle
212-835-1620 / griddle@eastman.com

FINANCIAL INFORMATION
October 24, 2019

For Eastman Chemical Company Third Quarter 2019 Financial Results Release

Table 1 – Statements of Earnings

	Third Quarter		First Nine Months
(Dollars in millions, except per share amounts; unaudited)	2019	2018	2019	2018
Sales	$2,325	$2,547	$7,068	$7,775
Cost of sales (1)	1,751	1,819	5,331	5,762
Gross profit	574	728	1,737	2,013
Selling, general and administrative expenses	163	175	515	554
Research and development expenses	59	60	174	176
Asset impairments and restructuring charges, net	2	—	52	6
Other components of post-employment (benefit) cost, net	(20)	(30)	(62)	(90)
Other (income) charges, net (2)	3	6	—	(50)
Earnings before interest and taxes	367	517	1,058	1,417
Net interest expense	54	58	165	178
Earnings before income taxes	313	459	893	1,239
Provision for income taxes (3)	46	46	158	190
Net earnings	267	413	735	1,049
Less: Net earnings attributable to noncontrolling interest	1	1	2	3
Net earnings attributable to Eastman	$266	$412	$733	$1,046

Basic earnings per share attributable to Eastman	$1.95	$2.93	$5.31	$7.38
Diluted earnings per share attributable to Eastman	$1.93	$2.89	$5.27	$7.28

Shares (in millions) outstanding at end of period	136.0	140.0	136.0	140.0
Shares (in millions) used for earnings per share calculation
Basic	136.8	140.6	137.9	141.7
Diluted	137.8	142.4	138.9	143.7

(1)
Includes $67 million and $21 million income from business interruption insurance in excess of costs in third quarter and first nine months 2018, respectively, from the previously reported disruption, repairs, and reconstruction of the coal gasification facility and restart of operations resulting from the October 4, 2017 incident (the "coal gasification incident").

(2)	First nine months 2018 includes a gain of $65 million from insurance for property damage from the coal gasification incident.

(3)
Third quarter and first nine months 2018 includes earnings of $14 million and $4 million, respectively, increasing the provisional net earnings increase previously recognized as a result of tax law changes.

Table 2A – Segment Sales Information

	Third Quarter		First Nine Months
(Dollars in millions, unaudited)	2019	2018	2019	2018
Sales by Segment
Additives & Functional Products	$832	$915	$2,510	$2,796
Advanced Materials	697	709	2,050	2,131
Chemical Intermediates	579	703	1,865	2,142
Fibers	217	220	643	706
Total Eastman Chemical Company	$2,325	$2,547	$7,068	$7,775

Table 2B – Sales Revenue Change

	Third Quarter 2019 Compared to Third Quarter 2018
		Change in Sales Revenue Due To
(Unaudited)	Revenue % Change	Volume / Product Mix Effect	Price Effect	Exchange Rate Effect
Additives & Functional Products	(9)%	(3)%	(5)%	(1)%
Advanced Materials	(2)%	—%	(1)%	(1)%
Chemical Intermediates	(18)%	(7)%	(11)%	—%
Fibers	(1)%	(1)%	—%	—%

Total Eastman Chemical Company	(9)%	(3)%	(5)%	(1)%

	First Nine Months 2019 Compared to First Nine Months 2018
		Change in Sales Revenue Due To
(Unaudited)	Revenue % Change	Volume / Product Mix Effect	Price Effect	Exchange Rate Effect
Additives & Functional Products	(10)%	(5)%	(3)%	(2)%
Advanced Materials	(4)%	(2)%	—%	(2)%
Chemical Intermediates	(13)%	(5)%	(7)%	(1)%
Fibers	(9)%	(8)%	(1)%	—%

Total Eastman Chemical Company	(9)%	(5)%	(3)%	(1)%

Table 2C – Sales by Customer Location

	Third Quarter		First Nine Months
(Dollars in millions, unaudited)	2019	2018	2019	2018
Sales by Customer Location
United States and Canada	$966	$1,083	$2,961	$3,291
Asia Pacific	602	665	1,729	1,946
Europe, Middle East, and Africa	611	649	1,949	2,101
Latin America	146	150	429	437
Total Eastman Chemical Company	$2,325	$2,547	$7,068	$7,775

Table 3A - Segment, Other, and Company Non-GAAP Earnings (Loss) Before Interest and Taxes Reconciliations (1)

	Third Quarter		First Nine Months
(Dollars in millions, unaudited)	2019	2018	2019	2018
Additives & Functional Products
Earnings before interest and taxes	$144	$186	$437	$554
Asset impairments and restructuring charges, net (2)	—	—	4	—
Coal gasification incident insurance in excess of costs	—	(4)	—	(6)
Excluding non-core and unusual items	144	182	441	548
Advanced Materials
Earnings before interest and taxes	159	153	406	438
Coal gasification incident insurance in excess of costs	—	(6)	—	(9)
Excluding unusual item	159	147	406	429
Chemical Intermediates
Earnings before interest and taxes	34	109	170	264
Coal gasification incident insurance in excess of costs	—	(30)	—	(32)
Excluding unusual item	34	79	170	232
Fibers
Earnings before interest and taxes	51	84	144	210
Coal gasification incident insurance in excess of costs	—	(27)	—	(39)
Excluding unusual item	51	57	144	171
Other
Loss before interest and taxes	(21)	(15)	(99)	(49)
Asset impairments and restructuring charges, net (3)	2	—	48	6
Costs resulting from tax law changes and outside-U.S. entity reorganizations	—	1	—	20
Excluding non-core and unusual items	(19)	(14)	(51)	(23)

Total Eastman Chemical Company
Earnings before interest and taxes	367	517	1,058	1,417
Asset impairments and restructuring charges, net	2	—	52	6
Coal gasification incident insurance in excess of costs	—	(67)	—	(86)
Costs resulting from tax law changes and outside-U.S. entity reorganizations	—	1	—	20
Total earnings before interest and taxes excluding non-core and unusual items	$369	$451	$1,110	$1,357

Company Non-GAAP Earnings Before Interest and Taxes Reconciliations by Line Items
Earnings before interest and taxes	$367	$517	$1,058	$1,417
Costs of sales	—	(67)	—	(21)
Selling, general and administrative expenses	—	1	—	7
Asset impairments and restructuring charges, net	2	—	52	6
Other (income) charges, net	—	—	—	(52)
Total earnings before interest and taxes excluding non-core and unusual items	$369	$451	$1,110	$1,357

(1)
See "Management's Discussion and Analysis of Financial Condition and Results of Operations" of the Company's Quarterly Report on Form 10-Q for third quarter 2018 for descriptions of third quarter and first nine months 2018 non-core and unusual items.

(2)	First nine months 2019 is additional restructuring charge related to a capital project discontinued in 2016.

(3)	Third quarter and first nine months 2019 is primarily severance and related restructuring costs.

Table 3B - Segment Non-GAAP Earnings (Loss) Before Interest and Taxes Margins(1)(2)

	Third Quarter				First Nine Months
(Dollars in millions, unaudited)	2019		2018		2019		2018
	Adjusted EBIT	Adjusted EBIT Margin	Adjusted EBIT	Adjusted EBIT Margin	Adjusted EBIT	Adjusted EBIT Margin	Adjusted EBIT	Adjusted EBIT Margin
Additives & Functional Products	$144	17.3%	$182	19.9%	$441	17.6%	$548	19.6%
Advanced Materials	159	22.8%	147	20.7%	406	19.8%	429	20.1%
Chemical Intermediates	34	5.9%	79	11.2%	170	9.1%	232	10.8%
Fibers	51	23.5%	57	25.9%	144	22.4%	171	24.2%
Total segment EBIT excluding non-core and unusual items	388	16.7%	465	18.3%	1,161	16.4%	1,380	17.7%
Other	(19)		(14)		(51)		(23)
Total EBIT excluding non-core and unusual items	$369	15.9%	$451	17.7%	$1,110	15.7%	$1,357	17.5%

(1)	For identification of excluded non-core and unusual items and reconciliations to GAAP EBIT, see Table 3A.

(2)	Adjusted EBIT margin is non-GAAP EBIT divided by GAAP sales. See Table 2A for sales.

Table 4A – Non-GAAP Earnings Before Interest and Taxes, Net Earnings, and Earnings Per Share Reconciliations

	Third Quarter 2019
	Earnings Before Interest and Taxes	Earnings Before Income Taxes	Provision for Income Taxes	Effective Income Tax Rate	Net Earnings Attributable to Eastman
(Dollars in millions, except per share amounts, unaudited)					After Tax	Per Diluted Share
As reported (GAAP)	$367	$313	$46	15%	$266	$1.93
Non-Core or Unusual Items: (1)
Asset impairments and restructuring charges, net	2	2	1		1	0.01
Non-GAAP (Excluding non-core and unusual items and with adjusted provision for income taxes)	$369	$315	$47	15%	$267	$1.94

	Third Quarter 2018
	Earnings Before Interest and Taxes	Earnings Before Income Taxes	Provision for Income Taxes	Effective Income Tax Rate	Net Earnings Attributable to Eastman
(Dollars in millions, except per share amounts, unaudited)					After Tax	Per Diluted Share
As reported (GAAP)	$517	$459	$46	10%	$412	$2.89
Non-Core or Unusual Items: (1)
Coal gasification incident insurance in excess of costs	(67)	(67)	(12)		(55)	(0.39)
Costs resulting from tax law changes and outside-U.S. entity reorganizations	1	1	—		1	0.01
Adjustments from tax law changes and outside-U.S. entity reorganizations	—	—	14		(14)	(0.10)
Interim adjustment to tax provision (2)	—	—	11		(11)	(0.07)
Non-GAAP (Excluding non-core and unusual items and with adjusted provision for income taxes)	$451	$393	$59	15%	$333	$2.34

(1)
See Table 3A for description of third quarter 2019 and 2018 non-core and unusual items. Provision for income taxes for non-core and unusual items is calculated using the tax rate for the jurisdiction where the gains are taxable and the expenses are deductible.

(2)	The provision for income taxes for third quarter 2018 was adjusted to reflect the then current forecasted full year effective tax rate.

Table 4A – Non-GAAP Earnings Before Interest and Taxes, Net Earnings, and Earnings Per Share Reconciliations (continued)

	First Nine Months 2019
	Earnings Before Interest and Taxes	Earnings Before Income Taxes	Provision for Income Taxes	Effective Income Tax Rate	Net Earnings Attributable to Eastman
(Dollars in millions, except per share amounts, unaudited)					After Tax	Per Diluted Share
As reported (GAAP)	$1,058	$893	$158	18%	$733	$5.27
Non-Core or Unusual Items: (1)
Asset impairments and restructuring charges, net	52	52	13		39	0.29
Adjustments from tax law changes and outside-U.S. entity reorganizations	—	—	(7)		7	0.05
Interim adjustment to tax provision (2)	—	—	(13)		13	0.09
Non-GAAP (Excluding non-core and unusual items)	$1,110	$945	$151	16%	$792	$5.70

	First Nine Months 2018
	Earnings Before Interest and Taxes	Earnings Before Income Taxes	Provision for Income Taxes	Effective Income Tax Rate	Net Earnings Attributable to Eastman
(Dollars in millions, except per share amounts, unaudited)					After Tax	Per Diluted Share
As reported (GAAP)	$1,417	$1,239	$190	15%	$1,046	$7.28
Non-Core or Unusual Items: (1)
Asset impairments and restructuring charges, net	6	6	2		4	0.03
Coal gasification incident insurance in excess of costs	(86)	(86)	(17)		(69)	(0.49)
Costs resulting from tax law changes and outside-U.S. entity reorganizations	20	20	5		15	0.11
Adjustments from tax law changes and outside-U.S. entity reorganizations	—	—	4		(4)	(0.03)
Interim adjustment to tax provision (2)	—	—	16		(16)	(0.11)
Non-GAAP (Excluding non-core and unusual items)	$1,357	$1,179	$200	17%	$976	$6.79

(1)
See Table 3A for description of first nine months 2019 and 2018 non-core and unusual items. Provision for income taxes for non-core and unusual items is calculated using the tax rate for the jurisdiction where the gains are taxable and the expenses are deductible.

(2)	The adjusted provision for income taxes for first nine months 2019 and 2018 is calculated applying the forecasted full year effective tax rate as shown in Table 4B.

Table 4A – Non-GAAP Earnings Before Interest and Taxes, Net Earnings, and Earnings Per Share Reconciliations (continued)

	Second Quarter 2019
	Earnings Before Interest and Taxes	Earnings Before Income Taxes	Provision for Income Taxes	Effective Income Tax Rate	Net Earnings Attributable to Eastman
(Dollars in millions, except per share amounts, unaudited)					After Tax	Per Diluted Share
As reported (GAAP)	$371	$316	$57	18%	$258	$1.85
Non-Core or Unusual Items: (1)
Asset impairments and restructuring charges, net	18	18	6		12	0.09
Adjustments from tax law changes and outside-U.S. entity reorganizations	—	—	3		(3)	(0.02)
Interim adjustment to tax provision (2)	—	—	(10)		10	0.07
Non-GAAP (Excluding non-core and unusual items and with adjusted provision for income taxes)	$389	$334	$56	17%	$277	$1.99

(1)
See Table 3A of the Company's Current Report on Form 8-K dated and furnished July 25, 2019 for descriptions of second quarter 2019 non-core and unusual items. Provision for income taxes for non-core and unusual items is calculated using the tax rate for the jurisdiction where the gains are taxable and the expenses are deductible.

(2)	The provision for income taxes for second quarter 2019 was adjusted to reflect the then current forecasted full year effective tax rate.

Table 4B - Adjusted Effective Tax Rate Calculation

	First Nine Months
	2019	2018
Effective tax rate	18%	15%
Discrete tax items (1)	—%	1%
Tax impact of current year non-core and unusual items (2)	1%	—%
Forecasted full year impact of expected tax events	(3)%	1%
Forecasted full year effective tax rate	16%	17%

(1)
"Discrete tax items" are items that are excluded from a company's estimated annual effective tax rate and recognized entirely in the quarter in which the item occurs. First nine months 2018 discrete item relates to an adjustment of prior year income tax returns.

(2)	Provision for income taxes for non-core and unusual items is calculated using the tax rate for the jurisdiction where the gains are taxable and the expenses are deductible.

Table 5A – Statements of Cash Flows

	Third Quarter		First Nine Months
(Dollars in millions, unaudited)	2019	2018	2019	2018
Operating activities
Net earnings (1)	$267	$413	$735	$1,049
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	151	151	462	451
Gain from property insurance	—	—	—	(65)
Provision for deferred income taxes	2	10	13	15
Changes in operating assets and liabilities, net of effect of acquisitions and divestitures:
(Increase) decrease in trade receivables	30	(16)	(50)	(229)
(Increase) decrease in inventories	26	(103)	(122)	(261)
Increase (decrease) in trade payables	(95)	17	(183)	7
Pension and other postretirement contributions (in excess of) less than expenses	(32)	(34)	(97)	(112)
Variable compensation (in excess of) less than expenses	30	47	(15)	23
Other items, net	37	(90)	90	(75)
Net cash provided by operating activities	416	395	833	803
Investing activities
Additions to properties and equipment	(110)	(137)	(308)	(381)
Proceeds from property insurance (2)	—	—	—	65
Acquisitions, net of cash acquired	(29)	—	(48)	—
Other items, net	(2)	1	(4)	1
Net cash used in investing activities	(141)	(136)	(360)	(315)
Financing activities
Net increase (decrease) in commercial paper and other borrowings	(90)	71	149	339
Proceeds from borrowings	110	140	335	490
Repayment of borrowings	(110)	(265)	(385)	(693)
Dividends paid to stockholders	(85)	(80)	(258)	(240)
Treasury stock purchases	(75)	(125)	(325)	(375)
Other items, net	—	—	(3)	(3)
Net cash used in financing activities	(250)	(259)	(487)	(482)
Effect of exchange rate changes on cash and cash equivalents	(4)	—	(5)	(4)
Net change in cash and cash equivalents	21	—	(19)	2
Cash and cash equivalents at beginning of period	186	193	226	191
Cash and cash equivalents at end of period	$207	$193	$207	$193

(1)
Third quarter 2018 net earnings includes $67 million business interruption insurance in excess of costs from coal gasification incident. First nine months 2018 net earnings includes $86 million business interruption and property damage insurance in excess of costs from coal gasification incident.

(2)	Cash proceeds from insurance for coal gasification incident property damage.

Table 5B – Net Cash Provided By Operating Activities to Free Cash Flow Reconciliations

	Third Quarter		First Nine Months
(Dollars in millions, unaudited)	2019	2018	2019	2018
Net cash provided by operating activities	$416	$395	$833	$803
Capital expenditures
Additions to properties and equipment	(110)	(137)	(308)	(381)
Proceeds from property insurance (1)	—	—	—	65
Net capital expenditures	(110)	(137)	(308)	(316)
Free cash flow	$306	$258	$525	$487

(1)	Cash proceeds from insurance for coal gasification incident property damage.

Table 6 – Total Borrowings to Net Debt Reconciliations

	September 30,	December 31,
(Dollars in millions, unaudited)	2019	2018
Total borrowings	$6,209	$6,168
Less: Cash and cash equivalents	207	226
Net debt	$6,002	$5,942